Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 and related Prospectus of John Marshall Bancorp, Inc. and Joint Proxy Statement of John Marshall Bancorp, Inc. and Eagle Financial Services, Inc. of our report dated March 13, 2026, relating to the consolidated financial statements of John Marshall Bancorp, Inc. appearing in the Annual Report on Form 10-K of John Marshall Bancorp, Inc. for the year ended December 31, 2025.

We also consent to the reference to our firm under the heading "Experts" in such Amendment No. 1 to the Registration Statement and related Prospectus/Joint Proxy Statement.

/s/ Yount, Hyde & Barbour, P.C.

Richmond, Virginia

October 13, 2026